UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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NATIONAL GENERAL HOLDINGS CORP.

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NATIONAL GENERAL HOLDINGS CORP.

59 Maiden Lane, 38th Floor

New York, New York 10038

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 9, 2016

AND PROXY STATEMENT

March 23, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of National General Holdings Corp. (“National General,” “NGHC,” “the Company,” “our,” “us,” or “we”), which will be held on Monday, May 9, 2016, commencing at 10:30 a.m. (Eastern time), at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and act upon (1) the election of the seven directors named in the proxy statement, (2) the ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ended December 31, 2016, (3) to approve the Company’s 2013 Equity Incentive Plan, as described in the attached proxy statement, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the meeting is more fully described in the attached proxy statement.

Record holders of common stock at the close of business on March 21, 2016, the date fixed by our board of directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

We are mailing a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, together with this Notice of Annual Meeting of Shareholders and proxy statement, on or about March 28, 2016. Additional copies may be obtained by writing to National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of National General, I would like to express our appreciation for your continued support.

Sincerely,

Jeffrey Weissmann
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholders Meeting to Be Held on May 9, 2016:

The proxy statement, proxy card and annual report to security holders are available at

https://www.proxyvote.com

NATIONAL GENERAL HOLDINGS CORP.

PROXY STATEMENT

General Information

This proxy statement is furnished to you and other shareholders of National General Holdings Corp. (“National General,” “the Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our board of directors to be used at our 2016 Annual Meeting of Shareholders, which will be held at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038, on Monday, May 9, 2016, at 10:30 a.m. (Eastern time) and any adjournment or postponement thereof (the “Annual Meeting”). All shareholders are entitled and encouraged to attend the Annual Meeting in person. This proxy statement, together with the accompanying proxy card, is first being mailed to shareholders on or about March 28, 2016.

Shareholders are urged to vote their shares promptly by telephone, the Internet or by mailing their signed proxy card in the enclosed envelope in order to make certain that their shares are voted at the Annual Meeting. All shares of common stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the Company’s slate of directors described herein, “FOR” the ratification of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2016 and “FOR” approval of the National General Holdings Corp. 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan” or the “2013 Plan”), as described in this proxy statement. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of persons appointed as proxies and named in the proxy. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary sent to our Company offices at 59 Maiden Lane, 38th Floor, New York, New York 10038 Attn: Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

Proxy Solicitation Expenses

We will pay all expenses in connection with this solicitation of proxies and such costs are those normally expended in connection with an annual proxy statement. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies by telephone, email or in person and will not receive any special compensation for taking such actions. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

Voting Rights

The Board has fixed the close of business on March 21, 2016 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder is entitled to one vote per share. As of the record date, there were 105,697,968 shares of common stock outstanding and entitled to vote at the Annual Meeting. A majority of the shares of our common stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, which is not currently anticipated, the persons appointed as proxies will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees is based on information furnished by them. In voting by proxy with regard to the ratification of our independent auditors and the approval of our 2013 Equity Incentive Plan, shareholders may vote in favor of or against such proposal or may abstain from voting.

The seven candidates receiving the greatest number of votes will be elected as our directors. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary to ratify the selection of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2016 and to approve the Company’s 2013 Equity Incentive Plan.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on Proposal 2 to ratify the appointment of our independent auditors, but not on Proposal 1 to elect directors or Proposal 3 to approve the Company’s 2013 Equity Incentive Plan. With respect to Proposal 1, an abstention or broker non-vote has the same effect as a vote against a director nominee, as each abstention or broker non-vote would be one less vote in favor of a director nominee. With respect to Proposals 2, an abstention will count as a vote “against” the proposal. With respect to Proposal 3, an abstention will be counted as a vote “against” the proposal. Broker non-votes are not counted as voting power present, and therefore, are not counted in the vote.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors consists of seven members. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2017 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the board of directors has unanimously nominated Dr. Barbara Paris and Messrs. Ephraim Brecher, Donald T. DeCarlo, Patrick Fallon, Michael Karfunkel, Barry Karfunkel and Barry D. Zyskind for re-election as directors at the Annual Meeting. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees who is standing for re-election to the board of directors has consented to serve for a new term, if elected. The board of directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our board of directors may recommend.

The information for each nominee below is as of March 21, 2016, unless otherwise indicated.

Nominees for Election of Directors

Ephraim Brecher, 69, joined our board of directors in 2014. He has served in various positions for community and charitable organizations for the past five years. He served for many years as Vice President – Taxes and Tax Counsel at AT&T Inc. and led a team of over 500 certified public accountants, attorneys and other professionals in planning, reporting and litigating worldwide taxes and tax provisions relating to operations, acquisitions and dispositions. Mr. Brecher has also served as Vice President – Tax Counsel at Joseph E. Seagrams & Sons, Inc. – where he was in charge of restructuring domestic and international operations and acquisitions in a tax-efficient manner. Mr. Brecher also served as a member of the board of directors of Lucent Technologies, Inc. in 1996.

Mr. Brecher has been selected to serve on our board of directors because of his diverse and extensive financial and management experience and because he qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ listing standards.

Donald T. DeCarlo, 77, has served on our board of directors since 2010 and is also a director of our subsidiaries, National Health Insurance Company, Imperial Fire and Casualty Insurance Company and National Automotive Insurance Company. He is also a director of AmTrust Financial Services, Inc. (“AmTrust”) and many of its subsidiaries, where he has served since 2006. Mr. DeCarlo is an attorney in private practice. Mr. DeCarlo served as the chairman of the board of commissioners of the New York State Insurance Fund from 2011 until October 2012 and served as a commissioner from 1997 through 2009. From 1997 to 2004, Mr. DeCarlo practiced at the law firm of Lord, Bissell & Brook, LLP, where he served as managing partner of the New York office prior to his departure. He is also a director of Jackson National Life Insurance Co. of New York, Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York and Strathmore Insurance Company, WRM America Holding Company, LLC and WRM America Indemnity Company Inc.

Mr. DeCarlo has been selected to serve on our board of directors because of his extensive experience in the insurance industry.

Patrick Fallon, 71, joined our board of directors in 2013. Mr. Fallon is a leading banking executive with extensive experience providing financial services for leading corporations. Mr. Fallon is currently a Managing Director and Chief Operating Officer of CSG Partners, a New York headquartered boutique investment banking firm, predominantly specializing in ESOP advisory work. Prior to that, Mr. Fallon was a consultant to Northfield Bank. From 2009 to 2012, Mr. Fallon was a founder of, and president-commercial markets for, First National Bank of New York. From 1973 to 2009, Mr. Fallon was a senior banker for JPMorgan Chase, where he served as senior vice president & managing director from 1991 to 2009 and was a regional head of banking relationships.

Mr. Fallon has been selected to serve on our board of directors because of his extensive experience as a banking executive providing financial services to major corporations.

Michael Karfunkel, 73, is the founder of the Company, has served as chairman since 2010, and as chief executive officer since 2012. From 2013 to 2015, he also served as president of the Company. Mr. Karfunkel has significant experience and interests in the financial services industry, including insurance and real estate. Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities. Mr. Karfunkel was a director, the former president (a position in which he remained until 2009) and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he co-founded in 1971 and sold to an Australian private equity firm in 2008. Mr. Karfunkel is a founder and non-executive chairman of the board of AmTrust, a position he has held since 1998. Mr. Karfunkel also serves on the Board of Trustees of New York Medical College.

Mr. Karfunkel has been selected to serve on our board of directors because he has a 40 year record of developing and managing successful businesses, including AmTrust and the Company. His experience includes the management of large investment portfolios, mergers and acquisitions, and corporate finance, all of which are integral to our success. In addition, Mr. Karfunkel sponsored the formation of the Company in 2009. Mr. Karfunkel, together with his wife, Leah Karfunkel, co-trustee of the Michael Karfunkel Family 2005 Trust (the “Family Trust”), and AmTrust, through certain of its subsidiaries, beneficially own or control approximately 54.8% of the outstanding shares of common stock of the Company.

Barry Karfunkel, 35, a director since 2010, has served as President of the Company since November 2015, a position that he previously held from 2010 through 2013 prior to the Company becoming a publicly listed company. He served as executive vice president and chief marketing officer of the Company from 2013 to 2015. He also serves as an officer and director of many of our subsidiaries. From 2009 to 2010, he was a managing director with Maiden Capital Solutions and from 2007 to 2009 he was an analyst with AmTrust Capital Partners.

Barry Karfunkel has been selected to serve on our board of directors because of his insurance and marketing expertise.

Barbara Paris, M.D., 64, joined our board of directors in 2013. Since 2002, Dr. Paris has been the vice-chair, medicine and the director of the Division of Geriatrics at Maimonides Medical Center. Since 2003, she has also been a Clinical Professor of Geriatrics and Palliative Medicine at the Mount Sinai School of Medicine.

Dr. Paris has been selected to serve on our board of directors because she is an experienced senior physician who has served in many leadership roles and we believe her experience will be extremely beneficial in the growth of our Accident & Health (“A&H”) segment.

Barry Zyskind, 44, joined our board of directors in 2013. Mr. Zyskind serves as chief executive officer, president and a director of AmTrust. Mr. Zyskind also serves as non-executive chairman of the board of Maiden Holdings, Ltd. (“Maiden”). Prior to joining AmTrust in 1998, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York.

Mr. Zyskind has been selected to serve on our board of directors because of his business experience, including his significant executive experience in international business operations, his finance, strategic planning and information technology expertise, his knowledge of the insurance industry and his experience serving as a public company director.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

National General Holding Corp., a specialty personal lines insurance holding company, is a Delaware corporation. Shares of our common stock began trading on the NASDAQ Global Market (“NASDAQ”) on February 20, 2014 following the effectiveness of our registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than eleven directors, with the exact number to be set by the Board from time to time. Currently, our board of directors consists of seven members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2017 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors met on seven occasions during 2015. Each of our directors attended 75% or more of the aggregate total of the Board meetings and Board committee meetings on which such director served, during the period that such person served as a director or committee member. We encourage and expect all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, we plan to schedule a meeting of the Board on the day of the Annual Meeting. All of our directors were present at the 2015 annual meeting of our shareholders.

Independence of Directors

Our board of directors has determined that four of our seven nominees, Ephraim Brecher, Donald DeCarlo, Patrick Fallon and Barbara Paris, are independent directors under the NASDAQ listing standards. The remaining three nominees, Michael Karfunkel, Barry Karfunkel and Barry Zyskind, do not qualify as independent directors.

We are a “controlled company” as defined in Rule 5615(c)(1) of NASDAQ’s listing standards because Michael Karfunkel, Leah Karfunkel, co-trustee of the Family Trust, and AmTrust collectively own approximately 54.8% of our voting power. (see “Security Ownership of Certain Beneficial Owners”). Therefore, we are exempt from the requirements of NASDAQ Listing Rule 5605 with respect to having:

•	a majority of the members of our board of directors be independent;

•	our Compensation and Nominating and Corporate Governance Committees comprised solely of independent directors; and

•	director nominees being selected or recommended for selection by our board of directors, either by a majority of our independent directors or by a nominating committee comprised solely of independent directors.

Michael Karfunkel, who is not an independent director, is Chairman of our Compensation and Nominating and Corporate Governance Committees. Barry Zyskind, who is not an independent director, is a member of our Nominating and Corporate Governance Committee. Michael Karfunkel recuses himself from Compensation Committee determinations with respect to his own compensation and the compensation of other family members.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 5605(b)(2), our independent directors met in executive session at least twice during 2015.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 21, 2016 is provided in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Ephraim Brecher	X*

Donald DeCarlo		X	X

Patrick Fallon	X	X

Michael Karfunkel		X*	X*

Barbara Paris	X

Barry Zyskind			X

*	Committee Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, internal audit and internal control functions, appoints our independent public accounting firm and approves its services and compensation. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. The Audit Committee also approves related-party transactions. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy from the Company.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee meets the independence standards contained in the NASDAQ listing standards and the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board has determined that Mr. Brecher qualifies as an “audit committee financial expert” within the meaning of SEC regulations and applicable NASDAQ listing standards.

The Audit Committee met six times in 2015.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the board of directors, the compensation of our named executive officers and reviews and approves employment and severance agreements with our named executive officers. The Compensation Committee also administers the grant of stock options and other awards under the 2013 Equity Incentive Plan and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. As permitted by the terms of the 2013 Plan, the Compensation Committee may delegate authority to our chief executive officer to designate certain individuals (including employees who are not directors or executive officers) who will receive equity awards upon initial hire and the size of such awards, up to a limited number of shares. We expect that final compensation decisions for officers who are not named executive officers will be made by our chairman and chief executive officer in consultation with members of senior management.

Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy from the Company.

The Compensation Committee met one time in 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the board of directors, develops and recommends to the board of directors a set of corporate governance principles applicable to it, and oversees the evaluation of the board of directors and management.

Our Nominating and Corporate Governance Committee Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy from the Company.

The Nominating and Corporate Governance Committee met one time in 2015.

Compensation Committee Interlocks and Insider Participation

Mr. Michael Karfunkel, our Chairman and Chief Executive Officer, is the Chairman of the board directors of AmTrust, where Mr. Zyskind, our director, serves as President, Chief Executive Officer and director. Mr. Karfunkel serves on the Compensation Committee of AmTrust and recuses himself from all decisions relating to Mr. Zyskind’s compensation. Mr. Zyskind is not a member of our Compensation Committee and is not involved in the compensation decisions regarding Mr. Karfunkel’s compensation.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does, at a minimum, assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters. While neither the Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. They consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board. In 2016, this process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the seven incumbent directors named in this proxy statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

Oversight of Risk Management

We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. In 2013, we formed an enterprise risk management committee comprised of members of senior management to further develop this area. The enterprise risk management committee reports directly to the Audit Committee. During 2015, our Chief Risk Officer was directly responsible for our enterprise risk management function and reported to our Chief Financial Officer and General Counsel, and for this purpose, directly to the Audit Committee. The Chief Risk Officer receives regular reports from various operational groups and identifies, measures, aggregates and manages key risk exposures within predetermined tolerance levels across the entire organization. The Chief Risk Officer also reviews, with the enterprise risk management committee, our general policies and procedures to ensure that effective systems of risk controls are maintained. The enterprise risk management committee also reviews and approves our annual Own Risk and Solvency Assessment (ORSA) report. Additionally, the Chief Risk Officer develops a process to ensure we optimize capital allocation and have sufficient capital to withstand stressed economic conditions. In fulfilling his risk management responsibilities, the Chief Risk Officer works closely with members of senior management, including the Chief Financial Officer, General Counsel, Treasurer and our Internal Audit department.

On behalf of the board of directors, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, in 2015, the Audit Committee received regular updates at each of their regularly scheduled meetings with respect to the risks facing us, highlighting any new risks that may have arisen since they last met.

Leadership Structure

Mr. Michael Karfunkel, our founder, serves in the role of both Chairman of the Board and Chief Executive Officer. Prior to 2012, Mr. Karfunkel served as Chairman only. Our board believes that having Mr. Karfunkel in both roles enables the company to ensure that its day to day management remains consistent with the strategic vision of the board of directors which Mr. Karfunkel oversees in his role as Chairman and founder. The Board’s role in risk oversight does not have any effect on the Board’s leadership structure. The board of directors has not designated a lead director and receives strong leadership from all of its members. The board of directors believes that this open structure, as compared to having a lead director, facilitates a greater sense of responsibility among each director and facilitates active and effective oversight by the board of directors.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy. We will disclose any amendments or waivers to the Code of Business Conduct and Ethics on our website.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at National General Holdings Corp., c/o Corporate Secretary, 59 Maiden Lane, 38th Floor, New York, New York 10038. Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at the same address. The Corporate Secretary delivers all such communications to the addressee(s) set forth in the communication.

COMPENSATION OF DIRECTORS

We pay an annual retainer of $60,000 to each of our directors (other than Messrs. Karfunkel and Mr. Zyskind) and an additional annual retainer of $10,000 for the chair of the Audit Committee. Additionally, on August 3, 2015, each of our directors (other than Messrs. Karfunkel and Mr. Zyskind) received a grant of restricted stock units representing 1,000 shares of common stock under our 2013 Plan subject to a one-year vesting schedule, vesting on the first anniversary of the grant date. As restricted stock units vest, the vested units are automatically converted to vested common stock on a one-for-one basis on the vesting date. Prior to 2015, each of our directors (other than Messrs. Karfunkel and Mr. Zyskind) received an annual option grant representing 5,000 shares of common stock under our 2013 Plan. Each option became fully vested one year after the date of grant, has an exercise price equal to the fair market value as of the date of the grant and will expire ten years from the date of the grant. Our compensation committee will periodically review our board compensation structure with a view to maintaining director compensation at customary levels for a public company of our size.

The following table sets forth compensation earned by our directors (other than Messrs. Karfunkel and Zyskind who do not receive any compensation for serving on our board of directors) during the fiscal year ended December 31, 2015:

Name	Fees Earned or Paid in Cash	Stock Unit Awards(1)	Total
Ephraim Brecher	$70,000	$22,890	$92,890
Donald DeCarlo	$60,000	$22,890	$82,890
Patrick Fallon	$60,000	$22,890	$82,890
Barbara Paris, M.D.	$60,000	$22,890	$82,890

(1)	Reflects the grant date fair value of the restricted stock unit grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) as discussed in Note 24 to our audited financial statements for the year ended December 31, 2015. The grant date fair value of these awards is equal to the closing price of our common stock on the day prior to the date of grant ($22.89) multiplied by the number of restricted stock units awarded to each director. As of December 31, 2015, each of Messrs. Brecher, DeCarlo and Fallon and Dr. Paris had 1,000 unvested restricted stock units. In addition, as of December 31, 2015, each of Messrs. DeCarlo and Fallon and Dr. Paris had 10,000 fully vested and exercisable option awards, and Mr. Brecher had 5,000 fully vested and exercisable option awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person or group known by us to own more than 5% of our common stock. Ownership percentages in this table and the following table are based on 105,697,968 shares of common stock outstanding as of March 21, 2016. All of the greater than 5% owners have sole voting and investment power over the shares of common stock listed, except as otherwise provided below.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Michael Karfunkel	12,593,308		11.9%
59 Maiden Lane, 38th Floor New York, New York 10038

Leah Karfunkel	32,961,262	(1)	31.2%
59 Maiden Lane, 38th Floor New York, New York 10038

AmTrust Financial Services, Inc.(2)	12,295,430		11.6%
59 Maiden Lane, 43rd Floor New York, New York 10038

(1)	These shares of common stock are held by The Michael Karfunkel Family 2005 Trust (“Family Trust”), of which Mrs. Karfunkel is co-trustee. Barry Zyskind, our director, is co-trustee of the Family Trust, but has no beneficial ownership over any shares of our Common Stock held by the Family Trust.
(2)	Shares of the Company’s common stock are held by certain direct and indirect subsidiaries of AmTrust.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by each director, each nominee for director, each person named in the Summary Compensation Table under “Executive Compensation,” and of all our directors, nominees and executive officers as a group as of March 21, 2016. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of March 21, 2016 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Michael Karfunkel	12,593,308	11.9%
Michael Weiner	481,948	*
Barry Karfunkel	512,222	*
Robert Karfunkel	512,230	*
Peter Rendall	16,082	*
Barry Zyskind	—	*
Ephraim Brecher	5,000	*
Donald DeCarlo	10,000	*
Patrick Fallon	10,000	*
Barbara Paris, M.D	10,000	*

All executive officers and directors as a group (14 persons)	14,905,014	14.1%

*	Less than one percent.
(1)	Includes shares the individuals have the right to acquire upon the exercise of options: Mr. Weiner – 480,038; Mr. B. Karfunkel – 511,158; Mr. R. Karfunkel – 511,158; Mr. Brecher – 5,000; Mr. DeCarlo – 10,000; Mr. Fallon – 10,000; and Dr. Paris – 10,000; all executive officers and directors as a group – 2,302,414 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, all Section 16(a) filing requirements applicable to the directors, officers and greater than 10% shareholders were complied with by such persons.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO USA, LLP, independent accountants, to be our independent auditors for the fiscal year ending December 31, 2016. Although not required by our bylaws or otherwise, the board of directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain BDO USA, LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

A representative of BDO USA, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Before making its recommendation to the Board for appointment of BDO USA, LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for us, which included a review of BDO USA, LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with BDO USA, LLP in these respects.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our Audit Committee reviewed and discussed with BDO USA, LLP the following fees for services rendered for the 2015 and 2014 fiscal years and considered the compatibility of non-audit services with BDO USA, LLP’s independence. The following table presents the aggregate fees billed for professional services rendered to us by BDO USA, LLP, our principal auditors, and BDO International member firms, for 2015 and 2014. Other than as set forth below, no professional services were rendered or fees billed by BDO USA, LLP or its international member firms during 2015 and 2014.

BDO USA, LLP	2015	2014
Audit Fees (1)	$2,302,878	$1,792,377
Audit-Related Fees (2)	120,645	54,500
Tax Fees	—	—
All Other Fees	—	—

Total	$2,423,523	$1,872,877

(1)	Audit fees relate to professional services rendered for the fiscal years ended December 31, 2015 and 2014 including: (i) the integrated audit of our annual financial statements and internal controls over financial reporting, and (ii) the reviews of our quarterly consolidated financial statements included in our Form 10-Q quarterly reports.
(2)	Audit-related fees are fees billed for the fiscal years ended December 31, 2015 and 2014 relating to the performance of: (i) audits and attest services including work related to employee benefit plan audits and agreed upon procedures and reports, (ii) services performed in connection with filings of registration statements, (iii) review of SEC correspondence, and (iv) the issuance of comfort letters.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. In addition, from time to time, we may want the independent auditors to perform additional permitted services that the Audit Committee must pre-approve before the independent auditors can proceed with providing such services. In doing this, the Audit Committee has established a procedure whereby a partner of BDO USA, LLP, in conjunction with our Chief Financial Officer, will contact the Audit Committee Chairperson and obtain pre-approval (verbally or via email) for such services, to be followed (where appropriate) by a written engagement letter confirming such arrangements, signed by both our Chief Financial Officer and Audit Committee Chairperson. In addition, all audit and permissible non-audit services in excess of 5% over the pre-approved cost level must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, compensation, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services that may be performed by our independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, and monitoring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Brecher is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on the Investor Relations section of our website (www.nationalgeneral.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors to discuss results of their examinations and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Accounting Oversight Board (the “PCAOB”). In addition, we received the written disclosures and the letter from the independent auditors pursuant to applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraphs, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

February 24, 2016	Ephraim Brecher (Chairman)
Patrick Fallon
Barbara Paris

PROPOSAL 3: APPROVAL OF THE

NATIONAL GENERAL HOLDINGS CORP. 2013 EQUITY INCENTIVE PLAN

We are requesting that our shareholders approve the National General Holdings Corp. 2013 Equity Incentive Plan (the “2013 Plan”).

The 2013 Plan is an equity incentive plan that was adopted to help us increase shareholder value and the success of the Company by attracting, retaining and motivating participating key executives to perform to the best of their abilities and to achieve our objectives by providing for incentive awards intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Shareholders are asked to approve the Plan in order to allow us to provide award opportunities under the Plan that are intended to be exempt from Section 162(m). Section 162(m) provides that we will be denied a federal income tax deduction for compensation paid to our Chief Executive Officer or any of the three other most highly compensated named executive officers (other than the Chief Financial Officer), to the extent that any of those persons receives more than $1 million of compensation from us in any one year. However, compensation that qualifies as “performance-based” under Section 162(m) is exempt from the $1 million limitation. In order to qualify as “performance-based” compensation, among other conditions, our shareholders must approve the material terms of the performance goals every five years, including the employees eligible to receive compensation under the plan, the list of performance objectives upon which performance goals may be based, and the maximum amount of compensation that could be paid to any employee under the plan. The material terms of the performance goals under the 2013 Plan are described below.

Section 162(m) does not apply to a corporation during any period in which the securities of the corporation were not publicly held. Prior to 2014, the securities of the Company were not publicly held, and therefore we were not subject to the deduction limitations of Section 162(m). However, in 2014, we became a publicly held corporation. Certain compensation paid or granted during a transition period following the date that we became publicly held pursuant to our existing compensation plans and arrangements is not subject to the deduction limitations due to a transition rule that applies to privately held companies that become publicly held. We relied on this transition rule to exempt certain awards made under our 2013 Plan during the transition period.

The Compensation Committee believes that approval of the 2013 Plan is in our best interests and the best interests of our shareholders, as it is intended to allow us to achieve tax benefits. Shareholders are not being asked to approve any increase in the number of shares available for awards under the 2013 Plan.

Summary of the Plan

The following summary of the 2013 Plan does not contain all of the terms and conditions of the 2013 Plan and is qualified in its entirety by the full text of the 2013 Plan, which is attached to this Proxy Statement as Appendix A.

Administration. The 2013 Plan is administered by the Compensation Committee, or a sub-committee thereof, as applicable. Two of three members of our Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Code, meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 and comply with the independence requirements of The NASDAQ Stock Market. The Compensation Committee may select eligible individuals to receive awards, determine award types and terms and conditions of awards, and interpret the 2013 Plan’s provisions. The full Board selects the Compensation Committee members. The Compensation Committee has the authority to appoint one or more subcommittees, composed of one or more directors who need not satisfy the independence requirements described above, that may administer the 2013 Plan with respect to participants, provided such grantees are not Company executive officers or directors. The Compensation Committee has the authority to delegate its authority under the 2013 Plan to the extent permitted by applicable law.

Eligibility. Awards may be made under the 2013 Plan to employees (including potential employees), and non-employee directors and consultants of the Company, its subsidiaries or affiliates.

Amendment or Termination of the 2013 Plan. The board of directors may terminate the 2013 Plan at any time for any reason. The 2013 Plan is scheduled to terminate ten years after its effective date. The board of directors may also amend the 2013 Plan. Amendments are to be submitted to stockholders for approval to the extent required by the Code or other applicable laws, rules or regulations. Amendments that would increase the benefits under the 2013 Plan or that would increase the aggregate number of shares that may be issued under the 2013 Plan must also be approved by our stockholders.

Authorized Shares Available for Awards Under the 2013 Plan. The 2013 Plan authorized equity awards of up to the sum of (i) 4,973,928 shares; and (ii) shares that would have become available under the American Capital Acquisition Corporation (the former name of the Company) 2010 Equity Incentive Plan (the “2010 Plan”) due to expiration, termination or forfeiture. In addition, if any award under the 2010 Plan or 2013 Plan, as applicable, otherwise distributable in shares of common stock expires, terminates or is forfeited pursuant to the terms of the 2010 Plan or 2013 Plan, as applicable, such shares will again be available for award under the 2013 Plan. As of December 31, 2015, 1,768,870 shares were available for issuance under the 2013 Plan.

Options. The 2013 Plan permits the granting of stock options. Each stock option provides the option holder with the right to purchase one share of common stock at a fixed exercise price. These stock options may be intended to qualify as incentive stock options under the Internal Revenue Code, or may be issued as non-qualifying stock options.

The exercise price of a stock option must equal or exceed 100% of the fair market value of our common stock on the grant date. The fair market value is generally determined as the closing price of the common stock on the day preceding the date of grant. As of March 22, 2016, the closing price per share of our common stock was $21.53. In the case of 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the grant date. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In that case, the exercise price may be appropriately adjusted to preserve the economic value of those employees’ stock options from his or her prior employer.

The Compensation Committee determines the term of stock options at the time of grant, which term may not exceed ten years from the grant date. The Compensation Committee also determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may become exercisable in periodic installments or in one lump sum. The Compensation Committee may accelerate a participant’s ability to exercise options, subject to compliance with the 2013 Plan.

Upon exercise, optionees may satisfy their exercise price obligation by any method approved by the Compensation Committee, including by cash, certified check, by tendering shares of our common stock, or by means of a broker-assisted cashless exercise.

The 2013 Plan does not permit the “repricing” of stock options or SARs without shareholder approval.

Stock options and SARs granted under the 2013 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution.

Other Awards. The Compensation Committee may also award:

•	Stock Appreciation Rights — rights to receive a number of shares or an amount in cash (or a combination of both), based upon the increase in the fair market value of the shares underlying the right during a stated period

•	Stock Options – right to purchase shares of common stock at a fixed exercise price during a stated period

•	Restricted Stock — shares of common stock subject to restrictions

•	Restricted Stock Units — rights to receive common stock subject to restrictions

•	Unrestricted Stock — shares of common stock at no cost or for a purchase price free from any restrictions under the 2013 Plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants

•	Performance and Annual Incentive Awards — ultimately payable in common stock or cash, as determined by our Compensation Committee. Grants may be annual or multi-year awards subject to achievement of specified goals based upon satisfaction of performance goals. Incentive goals may be specified as a percentage of these business criteria, a percentage in excess of a threshold target or as another amount not directly related on a mathematical basis. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m), or who the Compensation Committee designates as likely to be covered in the future, may be structured to qualify as performance-based compensation under Section 162(m) to the extent that the Compensation Committee so designates.

Effect of Certain Corporate Transactions. Certain change in control transactions, such as a sale of the Company, may cause awards granted under the 2013 Plan to vest, unless the awards are continued or substituted for in connection with the change in control.

Adjustments for Stock Splits, Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2013 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code. As noted above, Section 162(m) limits publicly-held companies to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. Covered employees include the CEO and the three highest compensated executive officers (other than the CEO and CFO) determined at the end of each year. However, performance-based compensation is excluded from this limitation. The 2013

Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based compensation for purposes of excluding such compensation from the limitations of Section 162(m).

To qualify as performance-based compensation:

•	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

•	a compensation committee composed solely of two or more directors who qualify as outside directors must establish the performance goals under which compensation is paid;

•	the material terms under which the compensation is to be paid must be disclosed to and approved by stockholders before payment is made; and

•	the compensation committee must certify in writing prior to payment of the performance award that the performance goals and any other material terms were satisfied.

Under the 2013 Plan, one or more of the following business criteria (except with respect to the total stockholder return and earnings per share criteria), may be used by the Compensation Committee in establishing performance goals for awards that are intended to qualify as performance based compensation for purposes of Section 162(m):

•	gross or net revenue, premiums collected, new annualized premiums, and investment income

•	any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common stockholders

•	operating earnings per share of common stock (either basic or diluted)

•	return on assets, return on investment, return on capital, return on invested capital, return on equity, or return on tangible equity

•	economic value created

•	combined ratio, loss ratio or other financial ratios

•	operating margin or profit margin

•	stock price or total stockholder return

•	book value

•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures

The Compensation Committee determines targeted level or levels of performance with respect to performance criteria. Goals may be expressed in absolute terms, on a per share basis (either basic or diluted), as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Under the Internal Revenue Code, a director is an “outside director” if he or she is not a current Company employee; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a 5% ownership interest), remuneration from the Company in any non-director capacity.

The following maximum award limitations apply to awards under the 2013 Plan:

•	Stock options or stock appreciation rights — 800,000 per calendar year, per participant.

•	Annual incentive award — $4 million per operating period, per participant.

•	Performance awards

•	Share-based performance award — 200,000 shares for each year of duration of such award; provided that the amount of shares earned may not exceed 600,000 shares.

•	Cash-based performance award — $3 million for each year of duration of such award; provided that the amount earned may not exceed $9 million.

•	Share-based awards other than stock options, stock appreciation rights or performance share awards —250,000 shares per calendar year, per participant.

The Board of Directors believes that the 2013 Plan enhances the Company’s ability to attract, retain and motivate key executives eligible for performance-based incentive awards under the 2013 Plan, which supports the Company’s objectives of increasing shareholder value and the success of the Company.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards made under the 2013 Plan, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2013 Plan. The income tax consequences under applicable foreign, state or local tax laws may not be the same as under U.S. federal income tax law.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the grantee or for us. A grantee will not recognize taxable income upon exercise of an incentive stock option (alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). For exercised options to qualify for the foregoing tax treatment, the grantee generally must be employed by us or one of our subsidiaries from the grant date of the option through a date within three months before the exercise date of the options. We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option.

If the holding period requirement mentioned above is not met, the grantee will recognize ordinary income upon the disposition of the common stock received pursuant to an incentive stock option in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee’s recognition of ordinary income.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be treated as ordinary compensation income subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted stock units under the 2013 Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2013 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock received on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Section 280(G). To the extent payments that are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% excise tax imposed on the recipient and a portion of our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A. We intend for awards granted under the 2013 Plan to comply with, or be exempt from, Section 409A of the Internal Revenue Code, which imposes certain restrictions on nonqualified deferred compensation. However, we will not have any obligation to indemnify or otherwise hold any participant harmless from any taxes or penalties that may be imposed under Section 409A of the Internal Revenue Code.

Plan Benefits

Because it is within the discretion of the Compensation Committee to determine which non-employee directors, employees and consultants will receive awards and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the 2013 Plan or the amount of the awards.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NATIONAL GENERAL HOLDINGS CORP. 2013 EQUITY INCENTIVE PLAN.

Equity Compensation Plan Information

The table below shows information regarding awards outstanding and shares of common stock available for issuance as of December 31, 2015 under our 2010 Plan and 2013 Plan.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	4,486,483	$9.31	1,768,870
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	4,486,483	$9.31	1,768,870

(1)	Includes restricted stock unit awards that, upon vesting, provide the holder with the right to receive common shares on a one-to-one basis.
(2)	Only applies to outstanding options, as restricted stock units do not have exercise prices.

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Michael Karfunkel	73	Chairman and Chief Executive Officer
Michael Weiner	44	Chief Financial Officer
Barry Karfunkel	35	President and Director
Robert Karfunkel	31	Executive Vice President – Strategy and Development
Donald Bolar	54	Chief Accounting Officer
Michael Murphy	55	Executive Vice President – A&H
Thomas Newgarden	48	Chief Products and Analytics Officer
Peter Rendall	43	Chief Operating Officer and Treasurer
Jeffrey Weissmann	38	General Counsel and Secretary

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Michael Karfunkel and Barry Karfunkel, whose backgrounds are described above under “Proposal 1 - Election of Directors.”

Michael Weiner joined the Company in 2010 as chief financial officer. Mr. Weiner also serves as an officer and director of many of our subsidiaries. From 2009 to 2010, Mr. Weiner was the global chief financial officer of Ally Financial’s GMAC Insurance unit. From 2008 to 2009, Mr. Weiner was at Cerberus Operations and Advisory Company as a member of the financial services team. Prior to his tenure at Cerberus, Mr. Weiner held a number of financial management positions with Citigroup. He joined Citigroup from KPMG LLP, and began his career at Bankers Trust Company.

Robert Karfunkel currently serves as executive vice president – strategy and development. From 2010 until the completion of our initial private placement in June 2013, he also served as a director of the Company. He also serves as a director of many of our subsidiaries. He began his career as a marketing analyst for Maiden Reinsurance from 2009 to 2010.

Donald Bolar has served as chief accounting officer since 2010 and also served as vice president and treasurer from 2010 until August 2011. From 1998 until 2010, Mr. Bolar served as vice president and treasurer of GMAC Insurance – Personal Lines. Prior to 1998, Mr. Bolar was with Motors Insurance Corporation and worked in various positions in accounting and financial planning.

Michael Murphy joined the Company in 2012 as executive vice president – A&H. A health insurance executive with over 30 years’ experience, Mr. Murphy was at American Medical and Life Insurance from 2008 to 2012 where he was president and chief operating officer. Prior to that, Mr. Murphy served in senior management positions at Coventry Healthcare, Hanger Orthopedic Group, United Health Group and CIGNA.

Thomas Newgarden joined the Company in 2010 as senior vice president for the north region and has been chief product and analytics officer since 2012. Mr. Newgarden has over 20 years of insurance industry experience in various actuarial, product and analytic capacities on a diverse array of opportunities within the personal lines market. From 2009 to 2010, he was chief underwriting officer for Plymouth Rock Assurance and from 2008 to 2009, he served as senior vice president, personal lines at Safeco Insurance Company with responsibility for Safeco’s personal lines portfolio. From 2002 to 2008, he was a senior vice president & chief underwriting officer helping build AIG’s Private Client Group. From 1995 to 2002, he served as actuarial director for Response Insurance Company. Mr. Newgarden started his insurance career as an actuarial pricing analyst at ISO in 1989.

Peter Rendall currently serves as chief operating officer and treasurer of the Company. Mr. Rendall joined the Company in 2010 as finance manager and has served as Treasurer since 2011. Prior to that, Mr. Rendall held various financial and managerial positions at GMAC Insurance Group with respect to personal lines business since August 2002.

Jeffrey Weissmann, general counsel and secretary, joined the Company in 2011. Mr. Weissmann also serves as an officer and director of many of our subsidiaries. Prior to joining the Company, from 2003 to 2011 Mr. Weissmann practiced law at Cadwalader, Wickersham & Taft, LLP in the securities, mergers & acquisitions and corporate governance areas.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

February 24, 2016	Michael Karfunkel (Chairman)
Donald DeCarlo
Patrick Fallon

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Compensation Objectives

This Compensation Discussion and Analysis describes compensation awarded to, earned by or paid to our named executive officers with respect to 2015. Our named executive officers for 2015 were: (i) Michael Karfunkel (Chairman and Chief Executive Officer); (ii) Michael Weiner (Chief Financial Officer); (iii) Barry Karfunkel (President); (iv) Robert Karfunkel (Executive Vice President – Strategy & Development); and (v) Peter Rendall (Chief Operating Officer and Treasurer).

Our Compensation Committee, composed of a majority of independent directors, is responsible for making all executive compensation determinations with respect to our named executive officers. Our Compensation Committee reviews, determines and recommends to the board of directors all aspects of our executive compensation program in compliance with NASDAQ’s listing standards.

Our executive compensation programs and policies seek to attract, retain and motivate executives with the skills necessary to achieve our business objectives, to reward those individuals for performance and to align their compensation with our company’s performance. We believe that compensation should be determined based on subjective factors relevant to each particular named executive officer.

We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks. We expect that as we continue to progress, our compensation policies will evolve to reflect our achievements and to remain competitive.

At our 2014 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our named executive officers referred to as a “say on pay” vote. In that vote, shareholders approved the compensation of our named executive officers, with approximately 99% of the shares voted being voted in favor of our program, and our shareholders also expressed their preference, in an advisory vote, that we hold say on pay votes on a triennial basis. Due to the strong level of shareholder support, the Compensation Committee determined that no specific actions were warranted as a result of the 2014 say on pay vote. Our next say on pay vote will be held at our 2017 Annual Meeting of Shareholders.

Our Compensation Process

The Compensation Committee, working with our senior management, develops and implements the Company’s executive compensation policies. Each year, the Compensation Committee considers the individual performance of each named executive officer. For each of the named executive officers other than Mr. M. Karfunkel, our CEO, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO during a meeting of the Compensation Committee and also exercises its independent judgment based on the board of directors’ interaction with the named executive officer. In making its determinations regarding the appropriate level of compensation for each named executive officer, the Compensation Committee considers a number of variables, both quantitative and qualitative. The key factors considered with respect to each element of compensation are set forth below. Mr. M. Karfunkel abstained from participation in the determination relating to himself or any family members.

From time to time, our board of directors grants equity awards pursuant to the 2013 Plan. Mr. M. Karfunkel has made recommendations to the board of directors regarding the employees designated to receive such awards and the number of shares granted. These awards are at-risk compensation and are designed to provide our executives with a continuing stake in our long-term success.

We have entered into an employment agreement with Mr. Weiner, which establishes his base salary level and certain bonus opportunity amounts or targets and includes termination payments in certain circumstances. None of our other named executive officers has an employment agreement. See “Employment Agreements with Executive Officers.”

Elements of Compensation

The principal elements of our 2015 executive compensation program are annual base salary, annual discretionary cash bonuses, equity awards, customary benefits and limited perquisites. We believe that these elements of compensation are generally typical in our industry, and we provide them in order to remain competitive in attracting, motivating and retaining superior executive talent.

Base Salary. The Compensation Committee determined the base salary for each named executive officer for 2015. The following factors were considered in determining salary levels: level of responsibility; prior experience; breadth of knowledge; the executive’s individual performance; achievements and contributions to the Company; prior equity awards; and external pay practices. The following annual base salaries for our named executive officers were approved for 2015: Michael Karfunkel, $1,250,000, effective February 27, 2015; Michael Weiner, $450,000; Barry Karfunkel, $750,000; Robert Karfunkel, $750,000; and Peter Rendall, $350,000. The Compensation Committee (with Michael Karfunkel abstaining) increased Michael Karfunkel’s annual base salary to $1,250,000 effective February 27, 2015 in recognition of the leading role he played in the growth and profitability of the Company since 2010.

Cash Bonuses. All of our named executive officers are eligible for an annual cash bonus. Cash bonuses are intended to reward past performance as well as to provide incentives for future performance. During the first quarter of 2016, the Compensation Committee approved the bonus payments for our named executive officers for the 2015 fiscal year as follows. Under the terms of his employment agreement, Mr. Weiner is eligible to receive a discretionary annual bonus with a target range from 50% to 150% of his base salary, as determined based on his performance during such year and the recommendation of the chairman and chief executive officer. Based on his 2015 performance and his key role in the Company’s process of going public and completion of significant acquisitions, Mr. Weiner was granted a bonus award of $500,000, consisting of a cash bonus in an amount equal to approximately 60% of the award and an equity grant in an amount equal to approximately 40% of the award. Neither Mr. B. Karfunkel nor Mr. R. Karfunkel is party to an employment agreement with the Company. Based on their 2015 performance and substantial contributions to the Company’s success, they were each granted bonus awards of $350,000, each consisting of a cash bonus in an amount equal to approximately 60% of the award and an equity grant in an amount equal to approximately 40% of the award. Mr. Rendall received $400,000, consisting of a cash bonus in an amount equal to approximately 60% of the award and an equity grant in an amount equal to approximately 40% of the award, based on his 2015 performance and substantial contributions to the Company. Mr. M. Karfunkel did not receive a bonus award in 2015.

Equity Awards. The named executive officers are eligible for annual equity awards under the 2013 Plan. Under the 2013 Plan, stock options, performance shares, restricted stock and restricted stock unit awards may be granted to our employees, officers and directors. All of our full-time employees are eligible to participate in the 2013 Plan at the discretion of our Compensation Committee, which oversees the administration of the 2013 Plan. The Compensation Committee believes that equity-based compensation is an effective means of ensuring that our named executive officers have a continuing stake in our long-term success. In accordance with the Compensation Committee’s view, the Compensation Committee determined, in connection with the bonus earned for 2015, to award to each named executive officer (other than Mr. M. Karfunkel) a restricted stock unit grant under the 2013 Plan vesting ratably over three years in an amount equal to approximately 40% of the applicable bonus award granted to such named executive officer. Accordingly, Mr. B. Karfunkel received 7,002 restricted stock units (valued at $139,970 on the date of the grant); Mr. R. Karfunkel received 7,002 restricted stock units (valued at $139,970 on the date of the grant); Mr. Rendall received 8,004 restricted stock units (valued at $160,000 on the date of the grant); and Mr. Weiner received 10,005 restricted stock units (valued at $200,000 on the date of the grant). These grants were made in order to reward them for their performance, closely align their interests to those of our shareholders and provide an additional incentive to promote our success and to remain in our service. In addition, in connection with Mr. Rendall’s appointment as Chief Operating Officer, he received 30,000 restricted stock units that vest ratably over three years from the date of grant on August 3, 2015 (valued at $686,700 on the date of grant).

Other Benefits and Perquisites. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) savings plan (with a company contribution equal to up to six percent of salary, subject to certain limitations), in each case on the same basis as our other employees, subject to applicable law. In addition, a few perquisites are provided to the named executive officers. Messrs. M. Karfunkel, B. Karfunkel and R. Karfunkel are each provided a company car.

Tax and Accounting Considerations

The accounting and tax treatment of particular forms of compensation have not, to date, materially affected our compensation decisions. However, we plan to evaluate the effect of such accounting and tax treatment on an ongoing basis. For instance, Section 162(m) generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1.0 million paid in any taxable year to any of our “covered employees” (within the meaning of Section 162(m)), which generally include our chief executive officer and any of our three other most highly compensated executive officers other than the chief financial officer. However, amounts that constitute “performance-based compensation” are not subject to the deduction limitation. In addition, Section 162(m) does not apply to a corporation during any period in which the securities of the corporation were not publicly held. Prior to 2014, the securities of the Company were not publicly held, and we do not believe that we were subject to the deduction limitations of Section 162(m). However, in 2014 we became a publicly held corporation. Certain compensation paid or granted through our 2016 annual meeting of shareholders pursuant to our existing compensation plans and arrangements will not be subject to the deduction limitations due to a transition rule that applies to privately held companies that become publicly held. That transition rule provides that the deduction limitations under Section 162(m) do not apply to certain compensation paid or granted during such transition period pursuant to a compensation plan or agreement that existed during the period in which the securities of the corporation were not publicly held. Although we expect that our Compensation Committee will consider the impact of Section 162(m) in structuring our compensation plans and programs, the Compensation Committee may approve awards which would not qualify as performance-based compensation under Section 162(m). Such awards may include discretionary cash bonuses. We expect our Compensation Committee to reserve the flexibility and authority to make decisions that are in the best interest of our Company, even if those decisions do not result in full deductibility of executive compensation under Section 162(m) or otherwise.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2015

The following table sets forth information with respect to the annual and long-term compensation earned in fiscal years 2015, 2014 and 2013 by our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Michael Karfunkel	2015	$1,153,846	(1)	$—	$—	$—	$14,089	$1,167,935
Chairman, President and	2014	750,000		—	—	—	10,418	760,418
Chief Executive Officer	2013	750,000		—	—	—	18,350	768,350

Michael Weiner	2015	450,000		300,000	200,000	—	8,250	958,250
Chief Financial Officer	2014	425,000	(2)	269,945	180,055	—	8,100	883,100
	2013	400,000		450,000	1,275	2,186,931	7,950	3,046,156

Barry Karfunkel	2015	750,000		210,030	139,970	—	270	1,100,240
President	2014	750,000		149,945	100,055	—	240	1,000,240
	2013	750,000		250,000	—	3,124,187	240	4,124,427

Robert Karfunkel	2015	750,000		210,030	139,970	—	240	1,100,240
Executive Vice President –	2014	750,000		149,945	100,055	—	240	1,000,240
Strategy & Development	2013	750,000		250,000	—	3,124,187	180	4,124,367

Peter Rendall	2015	350,000		240,000	846,700	—	8,250	1,436,700
Chief Operating Officer and Treasurer

(1)	Mr. M. Karfunkel’s base salary was increased from $750,000 to $1,250,000 in February 2015.
(2)	Mr. Weiner’s base salary was increased from $400,000 to $450,000 in June 2014.
(3)	Represents discretionary cash bonuses paid with respect to 2015, 2014 and 2013.
(4)	Represents the aggregate grant date fair value of awards of restricted stock units computed in accordance with ASC 718. The grant date fair value of the 2015 awards approved by the Compensation Committee on February 24, 2016 is equal to $19.99, which is the closing price at which our common stock traded on February 25, 2016, multiplied by the number of shares of restricted stock units awarded to each named executive officer. With respect to Mr. Rendall’s stock awards, the amount reported in this column also includes 30,000 restricted stock units granted on August 3, 2015, the grant date fair value of which is equal to $22.89, which is the price at which our common stock traded on July 31, 2015, multiplied by the number of restricted stock units awarded to Mr. Rendall. The grant date fair value of the 2014 awards is equal to $18.57, which is the closing price at which our common stock traded on February 26, 2015, multiplied by the number of shares of restricted stock units awarded to each named executive officer. The grant date fair value of Mr. Weiner’s 2013 award is equal to $12.75, which is the price at which our common stock traded on October 17, 2013, the most recent trade known to us prior to the date of grant, multiplied by the number of shares of unrestricted stock awarded to each named executive officer.
(5)	Reflects the aggregate grant date fair value of the stock options calculated in accordance with ASC 718. For the assumptions used in the calculation of these amounts, see “Note 24—Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2015.
(6)	For all named executive officers, includes imputed income for personal life insurance. For Mr. M. Karfunkel, includes amounts attributable to personal use of a company-provided automobile (for 2015, includes $11,988 attributable to Mr. M. Karfunkel’s personal use of a company-provided automobile). For Mr. Weiner and Mr. Rendall, includes company contributions to the 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers with respect to the fiscal year ended December 31, 2015.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)(3)
Michael Karfunkel	—	—	—	—
Michael Weiner	2/26/2016	2/24/2016	10,005	$200,000
Barry Karfunkel	2/26/2016	2/24/2016	7,002	139,970
Robert Karfunkel	2/26/2016	2/24/2016	7,002	139,970
Peter Rendall	2/26/2016	2/24/2016	8,004	160,000
Peter Rendall	8/3/2015	8/3/2015	30,000	686,700

(1)	The restricted stock units granted on February 26, 2016 vest ratably over three years until fully vested on February 26, 2019. The restricted stock units granted to Mr. Rendall on August 3, 2015 vest ratably over three years until fully vested on August 3, 2018.
(2)	This amount reflects the grant date fair value in accordance with FASB ASC 718. The grant date fair value of the awards granted with respect to 2015 is equal to $19.99, which is the price at which our common stock traded on February 25, 2016, multiplied by the number of shares of restricted stock units awarded to each named executive officer.
(3)	With respect to the restricted stock units granted to Mr. Rendall on August 3, 2015, the grant date fair value of the award is equal to $22.89, which is the closing price at which our common stock traded on July 31, 2015, multiplied by the number of shares of restricted stock units awarded to Mr. Rendall.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards at December 31, 2015 of our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(4)
Michael Karfunkel	—	—	—	—	—		—
Michael Weiner	122,228	—	$3.67	6/29/2020	9,696	(2)	$211,955
	325,282	195,168	$10.50	6/6/2023
Barry Karfunkel	464,689	278,811	$10.50	6/6/2023	5,388	(2)	117,782
Robert Karfunkel	464,689	278,811	$10.50	6/6/2023	5,388	(2)	117,782
Peter Rendall	27,882	55,761	$10.50	6/6/2023	35,388	(3)	773,582

(1)	Each of the named executive officer’s options expiring in 2023 were granted on June 6, 2013 and vest ratably over four years, provided that 25% of the options vested on the first anniversary of the grant date and 6 1/4% of the options vest quarterly thereafter until the fourth anniversary of the grant date.
(2)	The restricted stock units granted on February 27, 2015 vest ratably over three years until fully vested on February 27, 2018.
(3)	For Mr. Rendall, 5,388 restricted stock units granted on February 27, 2015 vest ratably over three years until fully vested on February 27, 2018, and 30,000 restricted stock units granted on August 3, 2015 vest ratably over three years until fully vested on August 3, 2018.
(4)	Amount is based on the closing price of our common stock of $21.86 on December 31, 2015 in accordance with applicable SEC rules.

Employment Agreements with Executive Officers

Employment Agreement with Michael Weiner

Pursuant to Mr. Weiner’s employment agreement, which was effective as of January 1, 2013, Mr. Weiner serves as chief financial officer of our subsidiary, National General Management Corp. (“Management Corp.”). Mr. Weiner’s employment agreement was renewed on January 1, 2015 and is in effect until January 1, 2017. The employment agreement automatically renews for additional two year periods unless 120 days’ notice of intention not to renew the employment agreement is given be us or Mr. Weiner. Mr. Weiner received an annual base salary in the amount of $450,000 for 2015. Mr. Weiner is eligible to receive a discretionary annual bonus with a target range from 50% to 150% of his base salary, as determined based on his performance during such year and the recommendation of the chairman and chief executive officer. The annual bonus is subject to an annual minimum of 50% of Mr. Weiner’s 2012 bonus and a cap equal to three times his base salary as of the end of the fiscal year.

Under his employment agreement, we are able to terminate Mr. Weiner at any time for “cause” as defined in the agreement and, upon such an event, we will have no further compensation or benefit obligations after the date of termination other than the payment of earned but unpaid base salary, earned but unused vacation and any unreimbursed expenses incurred as of the date of termination.

In the event of disability, we may terminate Mr. Weiner’s employment upon written notice and in the event of his death, Mr. Weiner’s employment will terminate, and in either case, Mr. Weiner (or his heirs) will be entitled to receive any earned but unpaid base salary, earned but unused vacation and any unreimbursed expenses incurred as of the date of termination.

In the event that we terminate Mr. Weiner without “cause” or he terminates his employment for “good reason,” as defined in his employment agreement, we will be required to pay Mr. Weiner severance (in accordance with normal payroll practices) at a per annum rate equal to the base salary in effect at the time of such termination for a period of 12 months following such termination, subject to receipt of an executed release of all claims and such release becoming effective under applicable law. Notwithstanding the foregoing, the obligation to pay full severance will terminate upon the parties’ mutual agreement to waive enforcement of the non-compete provision or upon Mr. Weiner’s commencement of new or alternative employment (including consulting arrangements), and the remaining severance obligation will be reduced by the base salary received from such new or alternative employment or consulting arrangement.

Mr. Weiner has agreed to keep confidential all information regarding Management Corp. and its affiliates (including the Company) that he receives during the term of his employment and thereafter. Mr. Weiner has also agreed that upon termination of employment he will not compete with us for a period of one year following the date of termination and will not solicit any of our customers, producers or employees for two years after termination.

In the event of a termination on account of a “Non-Compete Event,” as defined in the agreement, Mr. Weiner will not receive any severance, and the non-compete provision set forth in the employment agreement will not apply unless Management Corp. agrees to pay Mr. Weiner his base salary for the term of the non-compete period. In the event that Management Corp. does not renew Mr. Weiner’s employment agreement and Mr. Weiner’s employment is terminated more than 30 days after receiving notice of such non-renewal, Mr. Weiner will not receive any severance, and the non-compete provision set forth in the employment agreement will not apply unless Management Corp. agrees to pay Mr. Weiner his base salary for the term of the non-compete period. Mr. Weiner will also be entitled to receive any earned but unpaid base salary and any unreimbursed expenses incurred as of the date of termination.

Other Named Executive Officers

We are not currently a party to an employment agreement with any of Messrs. Michael, Barry or Robert Karfunkel, or Mr. Rendall.

Termination Payments Upon Termination or Change-in-Control.

The table below sets forth the potential payments to our named executive officers in the event of a change of control as well as under various termination scenarios. The potential payments assume that the termination event occurred on the last day of our fiscal year (December 31, 2015). Our named executive officers are entitled to these payments pursuant to the terms of our 2013 Plan (and employment agreement in the case of Mr. Weiner). We have assumed that the Company will not exercise its discretionary right to cancel for a cash payment outstanding equity awards upon termination of employment. We have also assumed that in the event of an executive’s disability, the Company will not impose the non-competition restrictions on the executive and, as such, will not pay any severance. Messrs. Michael, Barry and Robert Karfunkel are not included in the table below because they are not entitled to any of the payments described therein.

Name	Termination Scenario (on 12/31/2015)	Severance	Equity Award Vesting Acceleration(1)	Health Insurance Benefit
Michael Weiner	Without Cause/Good Reason	$450,000	$—	$—
	Retirement	—	—	—
	Death or Disability	—	—	—
	Change of Control	—	—	—

(1)	Since the board of directors has discretion as to whether or not to accelerate the vesting of unvested stock options granted under the 2013 Plan upon a change in control of the Company, the financial effect of such events has not been included in this table.

2013 Equity Incentive Plan

Our board of directors and shareholders initially approved the 2013 Plan in 2013, which allows for grants of incentive stock options, non-qualified stock options, performance shares, shares of restricted stock, unrestricted stock and restricted stock units to present and future officers, directors, employees and consultants of the Company or any subsidiary or affiliate. The aggregate number of shares of common stock for which awards may be issued may not exceed the sum of (i) 4,973,928 shares; and (ii) shares that would have become available under the 2010 Plan due to expiration, termination or forfeiture. In addition, if any award under the 2010 Plan or 2013 Plan, as applicable, otherwise distributable in shares of common stock expires, terminates or is forfeited pursuant to the terms of the 2010 Plan or 2013 Plan, as applicable, such shares will again be available for award under the 2013 Plan. Such amounts are subject to appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2013 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

In addition, under the current terms of the 2013 Plan, no one participant can receive more than 800,000 options or stock appreciation rights or 250,000 shares of restricted stock or restricted stock units (other than performance awards) in any one calendar year. For share-based performance awards, no one participant can earn more than 200,000 shares for each year of duration of the award (up to a maximum of 600,000 shares) and for cash-based performance awards, no one participant can earn more than $3 million per year of duration of the award (up to a maximum award of $9 million).

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Option Exercises

The following table summarizes the exercise price of stock options during 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Michael Weiner	60,000	$897,804
Peter Rendall	18,588	140,737

(1)	The value realized on the exercise of options is the number of options exercised multiplied by the excess of the fair market value of the underlying shares on the date of exercise over the exercise price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, since the beginning of fiscal year 2015, no director, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000.

Our Audit Committee charter requires that all related party transactions be approved by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provide updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include termination, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of National General Holdings Corp. and our shareholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee.

Our founder, Michael Karfunkel, and a trust of which he is the grantor, are our founder and significant shareholders and have ownership interests in each of AmTrust, Maiden and ACP Re, Ltd (“ACP Re”). We provide and receive services from, or otherwise have additional relationships with, these related companies, as described below.

Asset Management Agreement

Effective March 1, 2010, we entered into an asset management agreement with AII Insurance Management Limited (“AIIM”), an AmTrust subsidiary, pursuant to which AIIM has agreed to provide investment management services to our subsidiaries. Pursuant to the asset management agreement, AIIM provides investment management services for a quarterly fee equal to 5 basis points if the average value of the account is less than $1.0 billion for the preceding calendar quarter and 3.75 basis points if the average value of the account is greater than $1.0 billion for the preceding calendar quarter. The asset management agreement had an initial term of one year and is automatically renewable for additional one-year terms unless either party elects not to renew the agreement. The agreement may be terminated upon 30 days’ written notice by either party. As of December 31, 2015, we had approximately $2.4 billion of assets under management with AIIM. For the year ended December 31, 2015, we paid asset management fees to AIIM of approximately $2.4 million.

Master Services Agreement

AmTrust provides us and our affiliates with information technology development services in connection with the development and licensing of our policy administration system at a cost that is currently 1.25% of our and our affiliates’ gross premium written through the system plus AmTrust’s costs for development and support services. In addition, AmTrust provides us and our affiliates with printing and mailing services at a per piece cost for policy and policy related materials, such as invoices, quotes, notices and endorsements, associated with the policies processed for us and our affiliates on our policy administration system. We recorded approximately $36.7 million of expenses for the year ended December 31, 2015 related to this agreement.

Personal Lines Quota Share

Effective March 1, 2010, the Company’s lead insurance company Integon National Insurance Company (“Integon National”) entered into the Personal Lines Quota Share, pursuant to which Integon National ceded a 50% quota share of the gross premium written of its P&C business to a group of affiliated reinsurers consisting of Maiden Insurance, ACP Re and AmTrust (through a subsidiary).

The Personal Lines Quota Share provided that the reinsurers, severally, in accordance with their participation percentages, received 50.0% of the gross premium written (excluding premium ceded to state-run reinsurance facilities) of the P&C business of the ceding company and assumed 50.0% of the related losses and allocated LAE. The quota share percentage ceded to each reinsurer under the Personal Lines Quota Share for Maiden Insurance, ACP Re and AmTrust were 25.0%, 15.0%, and 10.0%, respectively. The Personal Lines Quota Share provided that the reinsurers pay a provisional ceding commission equal to 32.0% of ceded earned premium, net of premiums ceded by Integon National for inuring third-

party reinsurance, subject to adjustment to a maximum of 34.5% if the loss ratio for the reinsured business is 60.0% or less and a minimum of 30.0% if the loss ratio is 64.5% or higher.

Effective August 1, 2013, we terminated our cession of P&C premium to our quota share reinsurers on a run-off basis and now retain 100% of such P&C gross premium written and related losses with respect to all new and renewal P&C policies bound after August 1, 2013. We continued to cede 50% of P&C gross premium written and related losses with respect to policies in effect as of July 31, 2013 to the quota share reinsurers until the expiration of such policies.

The amounts (in thousands) related to this Personal Lines Quota Share for 2015 are as follows:

Year ended December 31, 2015
	Ceded Earned Premiums	Ceding Commission Income (Expense)	Ceded Losses and LAE
ACP Re Ltd.	—	$(1,226)	$3,657
Maiden Insurance Company	—	(2,057)	6,109
Technology Insurance Company	—	(804)	2,425

Total	—	$(4,087)	$12,191

Year ended December 31, 2015
	Reinsurance Recoverable on Paid and Unpaid Losses and LAE	Ceded Commission Receivable	Ceded Premium Payable
ACP Re Ltd.	$17,298	—	$9,025
Maiden Insurance Company	28,830	—	15,041
Technology Insurance Company	11,532	—	6,016

Total	$57,660	—	$30,082

Accident and Health Portfolio Transfer and Quota Share

Effective January 1, 2013, Wesco Insurance Company (“Wesco”), an affiliate of AmTrust, entered into a Portfolio Transfer and Quota Share Agreement (the “A&H Quota Share”) with National Health Insurance Company (“NHIC”), our subsidiary, and AmTrust North America, Inc. (“AmTrust NA”). Under the A&H Quota Share, NHIC assumed a book of A&H business from Wesco. Pursuant to the A&H Quota Share, NHIC has assumed 100% of Wesco’s loss and unearned premium reserves related to the relevant book of A&H business. Wesco agreed to continue to issue policies with respect to certain programs assumed by NHIC and certain new A&H programs for such new policies, for which Wesco will cede 100% of the premiums related to such policies subject to a ceding commission of 5.0% plus its acquisition costs and reinsurance costs. The Company recorded approximately $212,000 of ceding commission expense to Wesco for the year ended December 31, 2015, related to the A&H Quota Share.

Integon National Consulting and Marketing Agreement

On July 1, 2012, Integon National entered into an agreement with Risk Services, LLC (“RSL”), an AmTrust subsidiary. RSL provides certain consulting and marketing services to promote our captive insurance program with potential independent agents selling through our Agency channel. Under the terms of this agreement, RSL receives 1.5% of all net premium written generated by the program. For the year ended December 31, 2015, the amounts charged for such fees were $145,000.

Investment in Life Settlements

During 2010 and 2011, we formed each of Tiger Capital, LLC and AMT Capital Alpha, LLC with a subsidiary of AmTrust for the purposes of acquiring life settlement contracts and related premium finance loans. In the first quarter of 2013, a subsidiary of ours acquired a 50.0% interest in AMT Capital Holdings, S.A. and in the fourth quarter of 2013, a subsidiary of ours acquired a 50% interest in AMT Capital Holdings II, S.A. Although we have a 50.0% interest in each of these entities, AmTrust provides certain actuarial and finance functions to the entities, for which we receive a benefit. As a result of this arrangement, Tiger Capital, LLC, AMT Capital Alpha, LLC, AMT Capital Holdings, S.A. and AMT Capital Holdings II, S.A. collectively paid AmTrust approximately $1.6 million for these services for the year ended December 31, 2015.

800 Superior, LLC

In August 2011, Integon National and AmTrust formed 800 Superior, LLC (“800 Superior”) for the purpose of acquiring an office building in Cleveland, Ohio. We and AmTrust each have a 50% ownership interest in 800 Superior. The cost of the building acquired by 800 Superior (the “Cleveland Office Building”) was approximately $7.5 million. AmTrust has been appointed managing member of 800 Superior. As of December 31, 2015, our investment in the Cleveland Office Building was recorded as approximately $1.7 million. For the year ended December 31, 2015, we recorded equity in earnings (losses) of unconsolidated subsidiaries in the amounts of $(420,000) with respect to our interest in 800 Superior.

Additionally, in 2012, a subsidiary, Management Corp., entered into an office lease with 800 Superior for approximately 134,000 square feet of space in the Cleveland Office Building. The lease is for a period of 15 years and we paid 800 Superior $2.7 million in rent for the year ended December 31, 2015.

Use of Company Aircraft

We are party to aircraft timeshare agreements with AmTrust. The agreements provide for payment to AmTrust for usage of its company-owned aircraft and cover actual expenses incurred and permissible under federal aviation regulations including travel and lodging expenses of the crew, in-flight catering, flight planning and weather contract services, ground transportation, fuel, landing and hangar fees and airport taxes, among others. AmTrust does not charge us for the fixed costs that would be incurred in any event to operate the aircraft (for example, aircraft purchase costs, insurance and flight crew salaries). During the year ended December 31, 2015, we paid AmTrust approximately $0.2 million, for the use of its aircraft under these agreements.

Other Agreements with ACP Re

Effective November 1, 2012, our wholly-owned subsidiary, National General Management Corp., provides accounting and administrative services to ACP Re for a monthly fee of $10,000. We recorded approximately $120,000 for these services for the year ended December 31, 2015.

On July 23, 2014, the Company and ACP Re entered into the Amended and Restated Personal Lines Master Agreement (the “Master Agreement”). The Master Agreement provides for the implementation of the various transactions associated with the acquisition of Tower Group International, Ltd. (“Tower”) by ACP Re. In addition, the Master Agreement requires the Company to pay ACP Re contingent consideration in the form of a three-year earn-out (the “Contingent Payments”) of 3% of gross written premium of the Tower personal lines business written or assumed by the Company following the Merger. The Contingent Payments are subject to a maximum of $30 million, in the aggregate, over the three-year period.

Integon National entered into the Personal Lines Quota Share Reinsurance Agreement (the “PL Reinsurance Agreement”), with Tower’s ten statutory insurance companies (collectively, the “Tower Companies”), pursuant to which Integon reinsures 100% of all losses under the Tower Companies’ new and renewal personal lines business written after September 15, 2014. The ceding commission payable by Integon under the PL Reinsurance Agreement is equal to the sum of (i) reimbursement of the Tower Companies’ acquisition costs in respect of the business covered, including commission payable to National General Insurance Marketing, Inc., a subsidiary of the Company (“NGIM”), pursuant to the PL MGA Agreement (as defined below), and premium taxes and (ii) 2% of gross written premium (net of cancellations and return premiums) collected pursuant to the PL MGA Agreement. In connection with the execution of the PL Reinsurance Agreement, the Personal Lines Cut-Through Quota Share Reinsurance Agreement, dated January 3, 2014, by and among the Tower Companies and Integon (the “Cut-Through Reinsurance Agreement”), was terminated on a run-off basis, with the reinsurance of all policies reinsured under such agreement remaining in effect.

As a result of the PL Reinsurance Agreement and the Cut-Through Reinsurance Agreement, the Company assumed $144.5 million of premium from the Tower Companies and recorded $38.5 million of ceding commission expense for the year ended December 31, 2015. For the year ended December 31, 2015, the Company earned premium of approximately $248.5 million under these reinsurance agreements. During the year ended December 31, 2015, the Company incurred losses and loss adjustment expenses of $159.8 million under these reinsurance agreements.

NGIM produces and manages all new and renewal personal lines business of the Tower Companies pursuant to a Personal Lines Managing General Agency Agreement (the “PL MGA Agreement”). As described above, all post-September 15, 2014 personal lines business written by the Tower Companies is reinsured by Integon pursuant to the PL Reinsurance Agreement. The Tower Companies pay NGIM a 10% commission on all business written pursuant to the PL MGA Agreement. All payments by the Tower Companies to NGIM pursuant to the PL MGA Agreement are netted out of the ceding commission payable by Integon to the Tower Companies pursuant to the PL Reinsurance Agreement. The Company recorded $12.4 million of commission income during the period ended December 31, 2015 as a result of the PL MGA Agreement.

National General Management Corp., a subsidiary of the Company (“NGMC”), the Tower Companies and an affiliated company, CastlePoint Reinsurance Company, Ltd (“CP Re”), entered into the Personal Lines LPTA Administrative Services Agreement (the “PL Administrative Agreement”), pursuant to which NGMC administers the run-off of CP Re’s and the Tower Companies’ personal lines business written prior to September 15, 2014 at cost. CP Re and the Tower Companies reimburse NGMC for its actual costs, including costs incurred in connection with claims operations, out-of-pocket expenses, costs incurred in connection with any required modifications to NGMC’s claims systems and an allocated portion of the claims service expenses paid by Integon to the Tower Companies pursuant to the Cut-Through Reinsurance Agreement. As of December 31, 2015, there was a receivable related to the PL Administrative Agreement of $11.8 million.

National General Re, Ltd., a subsidiary of the Company (“NG Re Ltd.”), along with AmTrust International Insurance, Ltd., an affiliate of the Company (“AII”), as reinsurers, entered into a $250 million Aggregate Stop Loss Reinsurance Agreement (the “Stop-Loss Agreement”) with CP Re. NG Re Ltd. and AII also entered into an Aggregate Stop Loss Retrocession Contract (the “Retrocession Agreement”) with ACP Re pursuant to which ACP Re is obligated to reinsure the full amount of any payments that NG Re Ltd. and AII are obligated to make to CP Re under the Stop Loss Agreement. Pursuant to the Stop-Loss Agreement, each of NG Re Ltd. and AII provide, severally, $125 million of stop loss coverage with respect to the run-off of the Tower business written on or before September 15, 2014. The reinsurers’ obligation to indemnify CP Re under the Stop-Loss Agreement will be triggered only at such time as CP Re’s ultimate paid net loss related to the run-off of the pre-September 15, 2014 Tower business exceeds a retention equal to the Tower Companies’ loss and loss adjustment reserves and unearned premium reserves as of September 15, 2014, which, the parties to the Loss Portfolio Transfer Agreement have agreed will be established upon reevaluation as of December 31, 2015. CP Re will pay AII and NG Re Ltd. total premium of $56 million on the five-year anniversary of the Stop-Loss Agreement. The premium payable by NG Re Ltd. and AII to ACP Re pursuant to the Retrocession Agreement will be $56 million in the aggregate, less a ceding commission of 5.5% to be retained by NG Re Ltd. and AII.

On September 15, 2014, NG Re Ltd. entered into a credit agreement (the “ACP Re Credit Agreement”) by and among AmTrust, as Administrative Agent, ACP Re and London Acquisition Company Limited, a wholly owned subsidiary of ACP Re, as the borrowers (collectively, the “Borrowers”), ACP Re Holdings, LLC, as Guarantor, and AII and NG Re Ltd., as Lenders, pursuant to which the Lenders made a $250 million loan ($125 million made by each Lender) to the Borrowers on the terms and conditions contained within the ACP Re Credit Agreement.

The ACP Re Credit Agreement has a maturity date of September 15, 2021. Outstanding principal under the ACP Re Credit Agreement bears interest at a fixed annual rate of seven percent (7%), payable semi-annually on the last day of January and July. The obligations of the Borrowers are secured by (i) a first-priority pledge of 100% of the stock of ACP Re and certain of ACP Re’s U.S. subsidiaries and 65% of the stock of certain of ACP Re’s foreign subsidiaries and (ii) a first-priority lien on all of the assets of the Borrowers and Guarantor and certain of the assets of ACP Re’s subsidiaries (other than the Tower Companies). The Company recorded interest income of approximately $8.7 million for the year ended December 31, 2015, under the ACP Re Credit Agreement.

In connection with the acquisition of Tower, the Company acquired two management companies that manage the business operations of two reciprocal exchanges (the “Reciprocals”). ACP Re, an affiliate of the Company, holds the surplus notes issued by the Reciprocals when they were originally capitalized. The obligation to repay principal and interest on the Reciprocals’ surplus notes is subordinated to the Reciprocals’ other liabilities. Principal and interest on the Reciprocals’ surplus notes are payable only with regulatory approval.

In the fourth quarter of 2015, National General Re Ltd. purchased from Tower entities two investments in limited partnership interests for an aggregate amount of approximately $5.1 million.

Corporate Office Lease Agreements

The Company has an office lease for office space on the 38th floor at 59 Maiden Lane in downtown Manhattan from 59 Maiden Lane Associates, LLC, an entity that is wholly owned by entities controlled by Michael Karfunkel and his brother. The Company currently leases 19,996 square feet of office space on the 38th floor and paid approximately $0.7 million in rent and expenses pursuant to this lease for the year ended December 31, 2015.

In April 2015, the Company’s wholly-owned subsidiary, National General Insurance Company, entered into an office lease agreement for office space at 30 North LaSalle Street in Chicago, Illinois from 30 North LaSalle Partners LLC, an entity that is wholly owned by an entity controlled by Michael Karfunkel and his brother. The Company leases 12,684 square feet on the 20th floor and paid approximately $72,000 in rent and expenses for the year ended December 31, 2015.

North Dearborn Building Company, L.P.

In February 2015, Integon National and AmTrust formed North Dearborn Building Company, L.P. for the purpose of acquiring an office building in Chicago, Illinois. We and AmTrust each have a 45% limited partnership interest in North Dearborn. North Dearborn appointed NA Advisors, an entity controlled by Michael Karfunkel and managed by an unrelated third party, as the general manager to oversee the day-to-day operations of the office building. The Company’s equity interest in North Dearborn as of December 31, 2015 was approximately $9.9 million. For the year ended December 31, 2015, the Company recorded equity in earnings (losses) from North Dearborn of $756,000.

4455 LBJ Freeway, LLC

In August 2015, National General Re, Ltd. and AmTrust formed 4455 LBJ Freeway, LLC for the purposes of acquiring an office building in Dallas, Texas. We and AmTrust each have a 50% ownership interest in 4455 LBJ Freeway, LLC. The cost of the building was approximately $21 million. AmTrust has been appointed managing member of 4455 LBJ Freeway, LLC. The Company’s equity interest in 4455 LBJ Freeway, LLC as of December 31, 2015 was approximately $10.6 million. For the year ended December 31, 2015, the Company recorded equity in earnings (losses) from 4455 LBJ Freeway, LLC of $28,000.

Illinois Center Building, L.P.

In August 2015, Integon National, National General Re, Ltd., ACP Re Group and AmTrust formed Illinois Center Building, L.P. (“Illinois Center”) for the purpose of acquiring an office building in Chicago, Illinois. Integon National has a 6% limited partnership interest and National General Re, Ltd. has a 31.5% limited partnership interest in Illinois Center. AmTrust and ACP Re Group are also limited partners in Illinois Center. Illinois Center appointed NA Advisors as the general manager to oversee the day-to-day operations of the office building. The Company’s equity interest in Illinois Center as of December 31, 2015 was approximately $55 million. For the year ended December 31, 2015, the Company recorded equity in earnings (losses) from Illinois Center of $1.3 million.

Family Relationships

Barry Karfunkel and Robert Karfunkel, sons of Michael Karfunkel, are employed by us as president, and executive vice president – strategy and development, respectively. Barry Karfunkel serves on our board of directors. Each of Barry Karfunkel and Robert Karfunkel received annual base salaries of $750,000 in 2015. Barry Karfunkel and Robert Karfunkel each received an annual bonus of $350,000 with respect to 2015.

Barry Zyskind, President & Chief Executive Officer of AmTrust, serves on our board of directors without remuneration. Barry Zyskind is Mr. Karfunkel’s son-in-law.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2017 Annual Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2017Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 38th Floor, New York, New York 10038, Attn: Corporate Secretary, on or before November 28, 2016, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2017 Annual Meeting of Shareholders outside the framework of Rule 14a-8 must be received by us at the above address no earlier than January 9, 2017 and no later than February 8, 2017 to be considered timely under Rule 14a-4(c)(1). If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including audited financial statements, is being sent to all our shareholders with this Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card on or about March  28, 2016.

Householding of Annual Meeting Materials

If you are a shareholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: National General Holdings Corp. 59 Maiden Lane, 38th Floor, New York, New York 10038, Attn: Corporate Secretary, telephone 212-380-9500. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the holders of proxies will vote thereon in their discretion.

NGHC 2013 EQUITY INCENTIVE PLAN

NGHC 2013 EQUITY INCENTIVE PLAN

NGHC 2013 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of this 2013 EQUITY Incentive Plan (the “Plan”) is to aid National General Holdings Corp., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding certain employees, non-employee directors and Consultants of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock and cash-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(b) “Award” means a grant of an Option, SAR, Restricted Stock, Restricted Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, or cash award, together with any related right or interest, granted to a Participant under the Plan.

(c) “Award Agreement” means an agreement, either in written or electronic format, in such form and with such terms and conditions as may be approved by the Committee, which evidences the terms and conditions of an Award granted pursuant to this Plan.

(d) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(e) “Board” means the Company’s Board of Directors.

(f) “Change in Control” means the first to occur of any of the following events:

(i) the date any one person, or more than one “person” acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s)) ownership of Common Stock possessing 50% or more of the total voting power of the Common Stock of the Company;

(ii) individuals who at any time during the term of this Agreement constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least 75% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company, if any, in which such person is named as a nominee for director, shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board;

(iii) the consummation of any consolidation or merger to which the Company is a party, if following such consolidation or merger, stockholders of the Company immediately prior to such consolidation or merger shall not beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

(iv) the consummation of any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to an entity (or entities) of which the Company or the stockholders of the Company immediately prior to such transaction beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities.

Notwithstanding clause (i) above, in no event shall a Change in Control occur as the result of any transfer of shares of Common Stock between or among Michael Karfunkel, Barry Karfunkel or Robert Karfunkel or any of their relatives, any charitable foundations controlled by them, or any trusts or other estate planning vehicles established by or for the benefit of any of these individuals or any of their relatives, including, but not limited to, the Michael Karfunkel 2005 GRAT, a trust formed under the laws of the State of New York pursuant to an Agreement dated June 28, 2005, between Michael Karfunkel, as grantor, and Michael Karfunkel and Leah Karfunkel, as initial Trustees (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Trust Agreement”), and any trust or estate planning vehicle into which the property of the Michael Karfunkel 2005 GRAT may pass pursuant to the Trust Agreement.

Notwithstanding any of the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code Section 409A if the foregoing definition of “Change in Control” were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Code Section 409A.

(g) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(h) “Committee” means the Compensation Committee of the Board. If there is no Compensation Committee in existence, the Board shall serve as the Committee.

(i) “Consultant” means any person engaged by the Company or an Affiliates to render services to such entity as a consultant or advisor.

(j) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(k) “Grant Date” means the date specified by the Committee upon which a grant of Options, SARs, Performance Awards, or grant or sale of Restricted Stock Awards, Other Stock Awards or cash awards pursuant to the Plan will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(l) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(m) “Effective Date” means the effective date specified in Section 11(p).

(n) “Eligible Person” has the meaning specified in Section 5.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(p) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith (or under procedures established) by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the officially-quoted closing selling price of the Stock, or if no selling price is quoted the bid price on the principal stock exchange or market on which Stock is traded on the day immediately preceding the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the applicable Award Agreement, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(q) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(r) “Option” means a right, granted under the Plan, to purchase Stock.

(s) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(t) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(u) “Performance Award” means a conditional right, granted to a Participant under Sections 6(j) and 7, to receive cash, Stock or other Awards or payments.

(v) “Performance Period” means, with respect to any Performance Award, the period of time established by the Committee at the end of which the achievement of one or more measurable performance objectives established for a performance measure relating to such Performance Award or to be evaluated or measured, and which have a duration of no less than one year.

(w) “Performance Share” means an Award made under, and subject to the terms and conditions of, this Plan, denominated in shares of Stock, the value of which at the time it is payable is determined as a function of the extent to which applicable performance criteria have been achieved.

(x) “Performance Unit” means any Performance Award denominated in units having a value as determined by the Committee, which is earned during the Performance Period.

(y) “Prior Plan” shall mean the Company’s 2010 Equity Incentive Plan. Upon shareholder approval of this Plan pursuant to Section 11(p), no further grants of awards will be made under the Prior Plan.

(z) “Restricted Stock” means Stock granted under the Plan which is subject to certain restrictions and/or to a risk of forfeiture.

(aa) “Restricted Stock Unit” or “RSU” means a right, granted under the Plan, to receive Stock, cash or other Awards or a combination thereof at the end of a specified deferral period.

(bb) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(cc) “Stock” means the Company’s Common Stock, par value $0.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(dd) “Stock Appreciation Rights” or “SAR” means the right to receive the difference between the fair market value of a Share on the date of exercise and in Exercise Price payable in cash or Shares, subject to such terms and conditions as determined by the Committee granted pursuant to this Plan to which shall not have the term of more than 10 years.

(ee) “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding Awards previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(ff) “10% Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

3. Administration.

(a) Authority of the Committee. Subject to the provisions of this Plan, the Committee shall have authority to administer and interpret the Plan, to select employees for participation, to interpret any Award Agreement, to prescribe, amend, and rescind rules and regulations relating to the Plan and any Award Agreement, and to make all other determinations deemed necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to any Plan provision or of any Award Agreement will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. To the extent permitted by law, the Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee. The extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. The Committee may delegate to one or more of its members or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to (a) designate employees to be recipients of Awards under the Plan and (b) determine the size of any Awards; provided that (x) the Committee shall not delegate such responsibilities for Awards granted to an employee who was an officer, Director, or 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (y) the resolution providing for such authorization sets forth the total number of Shares such officer(s) may grant; and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

(b) Manner of Exercise of Committee Authority. The express grant of any specific power to, and the taking of any action by, the Committee, shall not be construed as limiting any of its power or authority. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) and the regulations thereunder (“Section 162(m)”) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Stock under Awards, to interpret and administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action that would result in the loss of an exemption under Rule 16b-3 for Awards granted to or held by Participants who at the time are subject to Section 16 of the Exchange Act in respect of the Company or that would cause Awards intended to qualify as “performance-based compensation” under Section 162(m) to fail to so qualify, (iii) to take any action inconsistent with Section 157 and other applicable provisions of the Delaware General Corporation Law, or (iv) to make any determination required to be made by the Committee under the governance standards of the exchange upon which the Stock is listed. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided; references in this Plan to the Committee shall include any such administrator. The Committee (and, to the extent it so provides, any subcommittee) shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or Affiliate, the Company’s independent auditors, consultants or any other agents assisting in the Plan’s administration. Committee members, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or Affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved for delivery in connection with Awards under this Plan shall be the sum of (i) 4,973,928 shares, and (ii) shares that become available under the Prior Plan after the Effective Date due to cancellation, forfeiture, or expiration (or net settlement or settlement other than in Stock). Stock issued or to be issued under the Plan shall be authorized but unissued shares, or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. The total number of shares available is subject to adjustment as provided in Section 11(c).

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments in accordance with this Section 4(b). To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will be available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or Affiliate or with which the Company or a subsidiary or Affiliate combines, shares issued or issuable in connection with such Substitute Award shall not be counted against the number of shares reserved under the Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or Affiliate, including any person who has been offered employment by the Company or a subsidiary or Affiliate, provided that no prospective employee may receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or Affiliate, or (ii) any non-employee directors of the Company; or (iii) any Consultant. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or Affiliate for purposes of eligibility for participation in the Plan, if so determined by the Committee. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of Awards who will become Eligible Persons granted by a company or business acquired by the Company or a subsidiary or Affiliate, or with which the Company or a subsidiary or Affiliate combines, are eligible for grants of Substitute Awards granted in assumption of or in substitution for such outstanding awards previously granted under the Plan in connection with such acquisition or combination transaction, if so determined by the Committee.

(b) Limitations on Shares of Stock Subject to Awards and Cash Awards. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) Options/SARs. The maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any Eligible Person for an Award is 800,000 per calendar year.

(ii) Performance Awards. (a) For share-based Performance Awards, the maximum number of shares that may be earned by any Eligible Person shall be 200,000 shares for each year of duration of such award (by example and not limitation, a two-year share-based Performance Award shall have a maximum payout of 400,000 shares); and (b) for cash-based Performance Awards (or any other Performance Award for which the preceding share-based limitation would not be effective), the maximum amount that may be earned by any Eligible Person shall be $3 million per year of duration of the Performance Award, provided that the amount of shares earned pursuant to any Performance Award may not exceed 600,000 shares (excluding Dividend Equivalents, if any), or $9,000,000 as applicable.

(iii) Certain Other Share-Based Awards. The maximum number of shares that can be awarded under the Plan (other than pursuant to any Option, SAR or Performance Share award covered by sections (i) and (ii) above), to any Eligible Person for an Award under this Plan is 250,000 per calendar year.

(iv) Annual Incentive. The maximum amount that may be earned as an Annual Incentive Award or other cash Award in any operating period by any person eligible for an Award shall be $4 million.

The preceding limitations in this section are subject to adjustment as provided in this Plan, and each applies exclusively of one another, as different types of Awards may be made to the same executive during the applicable compensation period.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(j)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(j). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Recapture. The Company may retain the right in an Award Agreement to cause the forfeiture of any gain realized by a Participant on account of actions taken by the Participant in violation or breach or in conflict with any employment agreement, noncompetition agreement, non-solicitation agreement or any confidentiality obligation with respect to the Company or any Affiliate, or otherwise in competition with the Company or any Affiliate, to the extent specified in such Award Agreement applicable to the Participant. In addition, the Company may terminate and cause the forfeiture of an Award if the Participant is an employee of the Company or an Affiliate and is terminated for Cause as defined in the Award Agreement or the Plan, as applicable.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the individual subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Participant who knowingly engaged in the misconduct, was grossly negligent engaging in misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent misconduct, shall reimburse the Company the amount of any payment and settlement of a Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

(c) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that, notwithstanding anything contained herein to the contrary such exercise price shall be (A) fixed as of the Grant Date, and (B) not less than the Fair Market Value of a share of Stock on the Grant Date (110% of Fair Market Value in the case of a recipient of an ISO who is a 10% Shareholder). Notwithstanding the foregoing, any Substitute Award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or Affiliate, or with which the Company or a subsidiary or Affiliate combines, may be granted with an exercise price per share of Stock other than as required above.

(ii) No Repricing. No amendment or modification may be made to an outstanding Option, including by replacing, exchange or cancellation of Options for cash or another award type, that would be treated as a repricing under the rules of the stock exchange on which the Stock is listed, in each case, without the approval of the Company’s stockholders, provided that, appropriate adjustments may be made to outstanding Options pursuant to this Plan to achieve compliance with applicable law, including Section 409A (a “Repricing”).

(iii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the Grant Date. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part. In addition, the Committee shall determine the methods by which the exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(e) and 11(j), including without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other awards granted under other plans of the Company or any subsidiary or Affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iv) ISOs. An Option shall constitute an Incentive Stock Option only (i) if the recipient of such Option is an employee of the Company or any subsidiary or Affiliate; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by Participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the Participant’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

(d) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, shares of Stock having a value equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the change in control price, as defined under the applicable award agreement) over (B) the exercise or settlement price of the SAR as determined by the Committee. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6(b). The per share price for exercise or settlement of SARs (including both tandem SARs and freestanding SARs) shall be determined by the Committee, but in the case of SARs that are granted in tandem to an Option shall not be less than the exercise price of the Option and in the case of freestanding SARs shall be (A) fixed as of the Grant Date, and (B) not less than the Fair Market Value of a share of Stock on the Grant Date.

(ii) No Repricing. No amendment or modification may be made to any outstanding SAR, including by replacing, exchange or cancellation of SARs for cash or another award type, that would be treated as a Repricing without the approval of the Company’s stockholders, provided that, appropriate adjustments may be made to outstanding SARs pursuant to this Plan if necessary to achieve compliance with applicable law, including Code Section 409A.

(iii) Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the Grant Date. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on future service requirements), the method of exercise, method of settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not a SAR shall be free-standing or in tandem with any other Award. Limited SARs that may only be exercised in connection with a change in control or termination of service following a change in control as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(d), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(e) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Award and Restrictions. Subject to Section 6(e)(ii), Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Limitation on Vesting. The grant, issuance, retention, vesting and/or settlement of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of a Restricted Stock Award that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment, service or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or, if provided for in the applicable Award Agreement, retirement of the Participant or termination in connection with a Change in Control, (B) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock or RSUs without regard to such minimum vesting requirements, and (C) with respect to non-employee director awards.

(iv) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted

Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(v) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(f) Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i) Award and Restrictions. Subject to Section 6(f)(ii), RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. A Participant granted RSUs shall not have any of the rights of a stockholder, including the right to vote, until Stock shall have been issued in the Participant’s name pursuant to the RSUs, except that the Committee may provide for dividend equivalents pursuant to Section 6(f)(iii) below.

(ii) Limitation on Vesting. The grant, issuance, retention, vesting and/or settlement of RSUs shall occur at such time and in such installments as determined by the Committee or criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of RSUs subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of an RSU that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or, if provided for in the applicable Award Agreement, retirement of the Participant or termination in connection with a Change in Control, (B) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock or RSUs without regard to such minimum vesting requirements, and (C) with respect to non-employee director awards.

(iii) Dividend Equivalents. At its discretion, the Committee may award dividend equivalents, on the specified number of shares of Stock covered by an Award of RSUs. Such dividend equivalents shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(g) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(h) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant with respect to any share-based award (including Performance Awards), and may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify. If paid as shares, Dividend Equivalents shall not be counted towards any per-person Award limitation hereunder.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(i).

(j) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance-Based Compensation.

(a) Performance Awards Generally. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Section 162(m).

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this Section 7(b).

(i) Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. The performance goal shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of one or more performance goals. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. For purposes of this Plan, a “performance goal” shall mean any one or more of the following business criteria, in each case as specified by the Committee: (1) gross or net revenue, premiums collected, new annualized premiums, and investment income; (2) any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders, (3) operating earnings per common share (either basic or diluted); (4) return on assets, return on investment, return on capital, return on invested capital, return on equity, or return on tangible equity; (5) economic value created; (6) combined ratio, loss ratio or other financial ratios; (7) operating margin or profit margin; (8) stock price or total stockholder return; (9) book value; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, on a per share basis (either basic or diluted), as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards may be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring the Company’s performance. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(vi) Recapture Rights. If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a performance goal under Section 7, the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid, given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related shares (or if such shares were disposed of the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related shares (or if such shares were disposed of the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

(c) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or Affiliate, or any business entity to be acquired by the Company or a subsidiary or Affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or Affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Sections 11(e) and 11(j), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in the Plan.

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of this Plan and any applicable Award document, payments to be made by the Company or a subsidiary or Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) Limitation on Vesting of Certain Awards. Subject to Section 8, Restricted Stock will vest over a minimum period of three years (i) except in the event of a Participant’s death, disability, or, (ii) if provided for in the applicable Award Agreement, upon retirement, change in control, or other special circumstances. The foregoing notwithstanding, (i) Restricted Stock as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, disability, or, if provided for in the applicable Award Agreement, retirement, or in the event of a change in control or other special circumstances, and (ii) up to 5% of the shares of Stock authorized under the Plan may be granted as Restricted Stock without any minimum vesting requirements. For purposes of this Section 8(d), (i) a performance period that precedes the grant of the Restricted Stock will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

(e) Cash Settlement of Awards. Unless otherwise prohibited by the Committee in the Award Agreement, the Company may deliver cash in full or partial satisfaction, payment and/or settlement upon exercise, cancellation, forfeiture or surrender of any Award.

9. Change in Control. The Committee may set forth in any Award Agreement the effect, if any, that a Change in Control or other, similar transaction shall have on any awards granted under this Plan.

10. Additional Award Forfeiture Provisions.

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted hereunder, other than Awards granted to non-employee directors, shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (defined below) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or Affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or Affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed.

For purposes of this Section, the term “Award Gain” shall mean (i) in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(b) Events Triggering Forfeiture. The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during Participant’s employment by the Company or a subsidiary or Affiliate, or during the one-year period following termination of such employment:

(i) Non-Competition; Non-solicitation. Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or Affiliate; (B) induces any agent, producer, affinity group, customer or supplier of the Company or a subsidiary or Affiliate, with which the Company or a subsidiary or Affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or Affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or Affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five (5%) percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five (5%) percent of the outstanding equity of the entity;

(ii) Non-Disclosure. Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or Affiliate, any confidential or proprietary information of the Company or any subsidiary or Affiliate, including without limitation information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by Participant’s breach of this provision), except as required by law or pursuant to legal process, or Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii) Litigation Cooperation. Participant fails to cooperate with the Company or any subsidiary or Affiliate in any way, including without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or Affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or Affiliate, as reasonably requested.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including competition with the Company and its subsidiaries and Affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 10(a) and 10(c).

(d) Recapture of Awards. If the Board learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results or subsequently the subject of restatement and the amount the Participant would have earned as awards under the Plan based on the financial results as restated.

(e) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(j), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other Company obligation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or Affiliate), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon Participant’s death, and such Awards or rights that may be exercisable shall be exercised during the Participant’s lifetime only by Participant or his or her guardian or legal representative. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event of any change in the outstanding shares of Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding shares of Stock as a class without the Company’s receipt of consideration, or other equity restructuring within the meaning of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R), appropriate adjustments shall be made to (i) the aggregate number of shares with respect to which Awards may be made under the Plan, (ii) the terms and the number of shares and/or the exercise price or settlement price of any outstanding Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, and (iii) the share limitations set forth in Sections 4(a) and 5(b). The Committee shall also make appropriate adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. Adjustments, if any, and any determination or interpretations, made by the Committee shall be final, binding and conclusive. Conversion of any convertible securities of the Company shall be deemed to have been effected for adequate consideration. Except as expressly provided herein, no issuance by the Company of shares of any class or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets, or in response to changes in applicable laws, regulations, or accounting principles) affecting any performance conditions; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Section 162(m) to otherwise fail to qualify as “performance-based compensation” under Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options, SARs or Performance Awards granted to Covered Employees and intended to qualify as “performance-based compensation” under Section 162(m).

(d) Tax Provisions.

(i) Withholding. The Company and any subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property (including Stock) to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. The Company can delay the delivery to a Participant of Stock under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

(ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided that, any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action:

(i) if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted; or

(ii) if such amendment would increase the number of shares reserved for issuance and delivery under the Plan; or

(iii) if such amendment would alter the provisions of the Plan restricting the Company’s ability to grant Options or SARs with an exercise price that is not less than the Fair Market Value of Stock; or

(iv) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a Repricing.

The Board may determine to submit other amendments to the Plan to stockholders for approval; however, without the consent of an affected Participant, no such Board (or Committee) action may materially and adversely affect a Participant’s rights under any outstanding Award. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f) Right of Setoff. The Company or any subsidiary or Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or Affiliate may owe to the Participant from time to time (including amounts payable in connection with any Award), such amounts owed by the Participant to the Company, including amounts owed under Section 10(a); provided, however, that no such setoff shall be permitted if it would constitute a prohibited “acceleration” or “deferral” of a payment hereunder within the meaning of Code Section 409A. Participant shall remain liable for any part of Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts. To the extent that any Award is deferred compensation, the Plan is intended to constitute an “unfunded” plan for deferred compensation with respect to such Award. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the Company’s stockholders for approval shall be construed as limiting the authority of the Board or its committees to adopt other incentive arrangements, apart from the Plan, as it deems desirable, including incentive arrangements and awards which do not qualify under Section 162(m).

(i) Payments in the Event of Forfeitures; Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares.

(j) Certain Limitations on Awards to Ensure Compliance with Code Section 409A.

(i) To the extent applicable, it is intended that this Plan and any Awards made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any Awards made hereunder shall be administered in a manner consistent with this intent. To the extent that a Participant would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of an Award under this Plan, to the extent permitted by law, the Plan and/or the applicable Award Agreement shall be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(ii) Neither a Participant or any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participants benefit under this Plan and granted hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company its subsidiaries or Affiliates.

(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code, to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay such amount, without interest, on the first business day of the seventh month after such six-month period.

(iv) Participants shall be solely responsible and liable for satisfaction of all taxes and penalties may be imposed on a Participant or for Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.

(k) Governing Law and Venue. The construction and operation of this Plan are governed by the laws of the State of Delaware without giving effect to principles of conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Plan shall be brought in the State of New York or the US District Court for the Southern District of New York.

(l) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(m) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(n) Severability; Entire Agreement. If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(o) Electronic Delivery and Signatures.

(i) Any reference in an Award Agreement or the Plan to a written document includes without limitation any document delivered electronically or posted on the Company’s or an Affiliate’s intranet or other shared electronic medium controlled by the Company or an Affiliate.

(ii) The Committee and any Participant may use facsimile and PDF signatures in signing any Award or Award Agreement, in exercising any Option or Stock Appreciation Right, or in any other written document in the Plan’s administration. The Committee and each Participant are bound by facsimile and PDF signatures, and acknowledge that the other party relies on facsimile and PDF signatures.

(p) Plan Effective Date and Termination. The Plan shall become effective upon the closing of the 144A offering described in the Preliminary Offering Memorandum dated May 15, 2013, provided that the shareholders of the Company shall have approved the Plan in accordance with applicable law prior to the closing. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the date on which the shareholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

NATIONAL GENERAL HOLDINGS CORP.

Annual Meeting of Shareholders

May 9, 2016 10:30 a.m. (Eastern Time)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey Weissmann and Michael Karfunkel or either of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of National General Holdings Corp. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 10:30 a.m. (Eastern Time) on Monday, May 9, 2016, at 59 Maiden Lane, 38th Floor, New York, New York 10038, and at any adjournment, postponement or continuation thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation.

(Continued and to be signed on the reverse side)

2016 ANNUAL MEETING OF SHAREHOLDERS OF

NATIONAL GENERAL HOLDINGS CORP.

May 9, 2016

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement, proxy card and annual report on Form 10-K are available at https://www.proxyvote.com

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED FOR

DIRECTORS IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of Directors:

NOMINEES:
	☐ FOR ALL NOMINEES	¡ Ephraim Brecher
¡ Donald T. DeCarlo
¡ Patrick Fallon
¡ Michael Karfunkel
¡ Barry Karfunkel
¡ Barbara Paris
¡ Barry D. Zyskind

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

	INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of BDO USA, LLP as Independent Auditor for the fiscal year ending December 31, 2016.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Approval of the NGHC 2013 Equity Incentive Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.